EXHIBIT 11

                           OUTBOARD MARINE CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS


                                                      Three Months Ended
                                                           March 31
(In millions except amounts per share)               1999             1998
                                                     ----             ----
Basic Earnings Per Share:
    Net Loss                                    $   (11.9)        $     (8.4)
                                              ============       ============
    Weighted Average Number of Shares                20.4               20.4
                                              ============       ============
    Basic Earnings (Loss) Per Share             $   (0.58)        $    (0.41)
                                              ============       ============
 Diluted Earnings Per Share:
    Net Loss                                    $   (11.9)        $     (8.4)
                                              ============       ============
    Weighted Average Number of Shares                20.4               20.4
    Common Stock Equivalents (Stock Options)          - -                - -
                                              ------------       ------------
    Average Shares Outstanding                       20.4               20.4
                                              ============       ============
     Diluted Earnings (Loss) Per Share          $   (0.58)        $    (0.41)
                                              ============       ============